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                                                                       Exhibit 8

                     [WILLKIE FARR & GALLAGHER LETTERHEAD]

July 10, 1998



WAM!NET Inc.
6100 West 110th Street
Minneapolis, Minnesota 55438


Re:  Registration Statement on Form S-4
     (File No. 333-53811)

Ladies and Gentlemen:

We have acted as special counsel to WAM!NET Inc., a Minnesota corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-4 (File No. 333-53811) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's offer to exchange up to $208,530,000 in aggregate principal amount at maturity of 13 1/4% Senior Discount Notes due 2005, Series B (the "Exchange Notes"), for outstanding 13 1/4% Senior Discount Notes due 2005, Series A (the "Original Notes"), originally issued by the Company in reliance upon exemptions from registration under the Securities Act. In that connection, we have prepared the section entitled "Certain Federal Income Tax Consequences--The Exchange Offer" contained in the Registration Statement, which section constitutes our opinion as counsel regarding the expected U.S. federal income tax consequences of the Exchange Offer.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such Code, judicial authority and current administrative rulings and practice, all as of the date of this letter, all of which may change at any time, possibly with retroactive effect. As stated in the above-referenced section of the Registration Statement, it is our opinion that the exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

We hereby consent to the use of this opinion as Exhibit 8 to the Registration Statement and related Prospectus filed with the
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WAM!NET Inc.
July 10, 1998
Page 2

Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" therein.

Very truly yours,


/s/  Willkie Farr & Gallagher